Cambridge, MA 02142

generationbio.com

Exhibit 10.29

January 4, 2025

BY E-MAIL

***

Dear Matt:

This letter agreement (the “Agreement”) confirms the terms of your separation from employment at Generation Bio Co. (the “Company”)1. This Agreement will become effective and enforceable on the eighth day after you sign it without revocation (the “Effective Date”), provided you sign and return the Agreement to Jasmin Tower within twenty-one (21) days. Please note, however, that you may not sign until after January 10, 2025.

1.Separation. In accordance with your separation, your last day of employment with the Company is January 10, 2025 (the “Separation Date”).  Your separation is not an Involuntary Termination, as that term is defined in your July 6, 2020 offer letter (the “Offer Letter”), and therefore you are not eligible for Severance Benefits, as defined in the Offer Letter.  Regardless of whether you sign this Agreement, you will receive payment of all Accrued Obligations, as that term is defined in the Offer Letter, within the time required by law and described in the Offer Letter.  With respect to any Company stock options and/or restricted stock units (the “Options”) that are vested and exercisable that you may have (as set forth in Exhibit A), unless stated otherwise below, you may exercise them in accordance with the written stock option agreements and related Company stock plans governing such Options (the “Equity Documents”).  Except as set forth in this Agreement, your salary and benefits end as of the Separation Date, and any entitlement you had or might have had under any Company-provided benefit program will also end except as required by federal or state law or as otherwise described in benefits documentation given to you separately.

2.Separation Benefits and Transition Services. In accordance with our discussions, you and the Company have agreed to the following mutually beneficial separation benefits and transition services (the “Benefits”).  Your receipt of the Benefits is contingent on your agreement to and compliance with the terms of this Agreement, including your signing and returning this Agreement within 21 days and not thereafter revoking it.

(a)Continued Salary Payments. Beginning on the first payday that follows the Effective Date, and for a period of three (3) months thereafter, in accordance with its regular payroll schedule the Company will continue to pay your base salary as in effect on the Separation Date in equal installments, less legally required or agreed withholdings or deductions, until you have been paid a total of one hundred and eighteen thousand, three hundred dollars and two cents ($118,300.02). These payments will be directly deposited into your designated bank account.

1 Except for the obligations set forth in Sections 1 and 2 hereof, which shall be the sole obligation of Generation Bio, whenever the term “the Company” is used in this Agreement, it shall be deemed to include Generation Bio and any other related companies (including, without limitation, any divisions, affiliates, parents and subsidiaries of Generation Bio), and its and their respective officers, directors, employees, agents, successors and assigns.

(b)Benefits Payments. If you timely elect and pay the applicable premium for COBRA health, dental and/or vision insurance continuation, as applicable, through the Company’s COBRA administrator, Sentinel, then the Company will continue to pay to the relevant healthcare carriers for such COBRA coverage the share of the premium the Company would have paid to provide such health, dental and/or vision coverage for you and your eligible depends if you had remained employed by the Company for a period ending on the earlier of the date that is three (3) months following the Separation Date or the date COBRA eligibility ends or the date on which you terminate such COBRA health, dental and/or vision insurance continuation, as such premiums become due, provided that the Company’s payment for such coverage shall only apply if and while permitted under applicable tax or other laws as nondiscriminatory.

(c)Vesting Acceleration and Extension of Time to Exercise Options. The Company will (i) cause each Option that would have vested and become exercisable under its terms between the Separation Date and April 10, 2025 if you had remained employed with the Company through such date to fully vest and become exercisable on the Separation Date, and (ii) permit you to exercise the vested and exercisable portion of those of your Options that have an exercise price per share of $20 or below as set forth in Exhibit B (the “Specified Vested Options”), to the extent not subsequently forfeited under the terms of the Equity Documents, until January 29, 2026 or, if earlier, until the latest date on which the Specified Vested Options could have expired by their original terms under any circumstances or the 10th anniversary of the grant date of the Specified Vested Options (the “Option Exercise Extension”). For the avoidance of doubt, the Option Exercise Extension does not apply to any vested and exercisable Options other than the Specified Vested Options. You acknowledge that your acceptance of the Option Exercise Extension will cause the immediate reclassification of any Specified Vested Options that were intended to qualify as incentive stock options to non-qualified stock options under applicable U.S. tax laws. To the extent any of your Options remain incentive stock options, any exercise of the Options beyond three (3) months after the Separation Date will be deemed to be an exercise of a non-qualified stock option under applicable U.S. tax laws. You agree to be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the Options.

Subject to the foregoing, the Options remain subject to all of the terms and conditions of the Equity Documents and, in the event of any conflict between the Equity Documents and this Agreement with respect to the Options, the Equity Documents will prevail.

You acknowledge and agree that, except for the Options, you do not have any rights or entitlements to or with respect to any compensatory equity or equity-based award from, or any other equity ownership interest in the Company or its affiliates.

3.Confidentiality and Other Obligations. By signing this Agreement, you expressly acknowledge and agree to the following:

(a)All keys, documents, records, materials, software, equipment, and any and all other property or materials, whether or not pertaining to confidential information, that have come into your possession or been produced by you in connection with your employment (“Property”) have been and remain the sole property of the Company. You will return all Property, and any copies thereof, in your possession (including, without limitation, office badge, parking pass, and other materials) either directly or in the mailing box(es) provided by Generation Bio to Jasmin Tower at the Company by the

close of business on the Separation Date (you may retain possession of your Company laptop and related peripherals for the duration of the Consulting Period);
(b)The Company’s confidential information and trade secrets – including without limitation processes, nonpublic patent applications, formulas, know-how, data, improvements, inventions, techniques, marketing and sales plans, forecasts, non-public financial information (including non-public financial statements, sales information and budgets), licenses, prices, costs and customer, patient, vendor and business partner information – belongs exclusively to the Company, and the confidential information of the Company or of other organizations with which the Company does business remains their exclusive property. You agree you will not use or disclose any such confidential information, whether for your benefit or for the benefit of another, and you will hold and treat such information as confidential information;
(c)You will abide by the terms of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached as Exhibit C, (the “Non-Disclosure Agreement”), except as set forth in Section 4 below, and you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;
(d)Confidentiality and Non-Disparagement. You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the financial terms of this Agreement, except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential. This includes, but is not limited to, present or former employees of the Company and other members of the public. You may also disclose this Agreement to a state agency if required as part of an application for unemployment compensation benefits. You agree not to make any statement that is maliciously untrue about the Company, or the Releasees outlined below, including, but not limited to, communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor, on blogs, by text or email, or through other electronic means. This provision does not prohibit you from making truthful statements about the terms or conditions of your employment, or from exercising your rights, if any, under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations. You understand and agree that your obligations under this paragraph are material terms of this Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph. You will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants), except to the extent permitted by Section 7;

(e)Cooperation. Subject to Section 7, after the Effective Date, you agree to cooperate reasonably with the Company (including its outside counsel), including in connection with litigation and Government Agency (as defined below) proceedings about which the Company believes you may have knowledge or information and responding to questions from the Company regarding transitioning your duties (together “Cooperation Services”). The Company will not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. The Company will reimburse you for any reasonable expenses approved in advance that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy; and

(f)A breach of any part of this Section 3 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Benefits.

4.Restrictive Covenants. Because your employment is terminating without “Cause,” as that term is defined in Section 7(d) of the Non-Disclosure Agreement, the non-compete restrictions in the Non-Disclosure Agreement are ineffective as a matter of law.

Please be advised nothing in the Non-Disclosure Agreement prevents you from disclosing information as permitted by law, including engaging in concerted activity protected under the Section 7 of the National Labor Relations Act which includes, but is not limited to, discussing terms and conditions of employment with coworkers, former coworkers, and third parties, filing unfair labor practice charges or assisting other employees in filing such charges with the National Labor Relations Board (the “Board”), and assisting in the Board’s investigative process (“Section 7 Activity”) or disclosing or discussing any sexual assault or sexual harassment dispute arising after the date of this Agreement (“Other Protected Activity”).

5.Unemployment Benefits. After the Separation Date, you may be eligible to apply for unemployment benefits, and information about how to do so will be provided to you on or before the Separation Date. Decisions regarding eligibility for and amounts of unemployment benefits are made by the relevant state agency, not by the Company. Nothing in this Agreement interferes with the Company’s obligation to respond truthfully to any government inquiry with respect to your application for unemployment benefits.

6.Release of Claims. In consideration for, among other terms, the opportunity to receive the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature relating to your hiring by, employment at, and termination from employment at the Company (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes all known or unknown Claims, including without limitation, the following:

●Relating to your employment by the Company and the end of your employment with the Company;

●Title VII of the Civil Rights Act of 1964;

●Sections 1981 through 1988 of Title 42 of the United States Code;

●The Employee Retirement Income Security Act of 1974 (“ERISA”);

●The Internal Revenue Code of 1986;

●The Immigration Reform and Control Act;

●The Americans with Disabilities Act of 1990;

●The Worker Adjustment and Retraining Notification Act (“WARN”);

●The Fair Credit Reporting Act;

●The Family and Medical Leave Act;

●The Equal Pay Act;

●The Genetic Information Nondiscrimination Act of 2008;

●The Age Discrimination in Employment Act of 1967 (“ADEA”);

●The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);

●Families First Coronavirus Response Act;

●The Pregnant Worker’s Fairness Act (“PWFA”)

●The Massachusetts Law Against Discrimination, G.L. c. 151B, as amended;

●The Massachusetts Equal Rights Act, G.L. c. 93, as amended;

●The Massachusetts Civil Rights Act, G.L. c. 12, as amended;

●The Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended;

●The Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C;

●The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149,150, 150A-150C, 151, 152, 152A, et seq.;

●The Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.;

●The Massachusetts Workers' Compensation Act, G.L. c. 152, § 75B;

●The Massachusetts Small Necessities Act, G.L. c. 149, § 52D;

●The Massachusetts Equal Pay Act, G.L. c. 149, § 105A-C;

●The Massachusetts Equal Rights for the Elderly and Disabled, G.L. c. 93, § 103;

●The Massachusetts AIDS Testing statute, G.L. c. 111, §70F;

●The Massachusetts Consumer Protection Act, G.L. c. 93A;

●Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149, §52E, as amended;

●The Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 148C;

●The Massachusetts Paid Family and Medical Leave Act, M.G.L. c.175M et seq

●Massachusetts Parental Leave Act, G.L. c. 149, § 105D;

●Massachusetts Age Discrimination Law, G.L. c. 149 §24 A et seq.;

●any other federal, state or local law, rule, regulation, or ordinance;

●any public policy, contract, tort, or common law; or

●any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

You agree and acknowledge you are waiving and releasing any claims for unpaid wages of any type you may have against the Company under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq.

Notwithstanding the foregoing or any other provision of this Agreement, you are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Company‘s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

7.Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits your ability to (i) file a charge or complaint with any federal, state, or local governmental agency or commission (a “Government Agency”); (ii) communicate with any Government

Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) provide truthful testimony in litigation or other Government Agency proceeding; (iv) disclose information as permitted by law, including in connection with Protected Activity; or (v) otherwise engage in Protected Activity. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you expressly waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).

You are hereby advised pursuant to the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.Tax Treatment. The Company shall undertake to make deductions, withholdings, and tax reports with respect to all payments and benefits made under this Agreement to the extent it reasonably and in good faith determines it is required to make such deductions, withholdings, and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on you by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

9.Acknowledgments and Representations. You acknowledge and represent you have not suffered any discrimination or harassment by any of the Releasees on account of race, gender, age, national origin, religion, marital or registered domestic partner status, sexual orientation, disability, genetic information, veteran or military status, medical condition or any other characteristic protected by applicable law. You further acknowledge and represent you have not been denied any leave, benefits, or rights to which you may have been entitled under any federal, state, or local law, and you have not suffered any job-related wrongs or injuries that you have not already reported to the Company. You further acknowledge and represent you have not raised a claim of sexual harassment or abuse with the Company. You further acknowledge and represent you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company. You further acknowledge and represent your employment relationship with the Company was at-will and you were not promised, explicitly or implicitly, employment for any specified period of time. You represent and warrant that all of the factual representations made herein, all of which are a material inducement for the Company to enter into this agreement, are true in all material respects.

10.	Miscellaneous.

(a)This Agreement supersedes any and all other prior oral and/or written agreements and sets forth the entire agreement between you and the Company concerning the subject matter of this Agreement, except (i) the Non-Disclosure Agreement remains in full force and effect, except as set forth in Section 4; and (ii) the Equity Documents remain in full force and effect. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(b)This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

(c)You agree any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. You also agree a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(d)Both parties further agree any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(e)The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full; except if your release of claims pursuant to Section 6 is determined to be unenforceable, in whole or in part, the Company will have the option, in its sole discretion, of declaring the entire Agreement null and void and requiring you to refund the Benefits to the Company.

(f)This Agreement shall inure to the benefit of the Company, and any of its successors and assigns, and you specifically acknowledge and agree the Company maintains the right to assign this Agreement to any of its successors and assigns, and you shall be fully bound by the terms of this Agreement upon such assignment.

By executing this Agreement, you are acknowledging but for signing and not revoking this Agreement, you would not be receiving the Benefits; you have been afforded 21 calendar days from receipt of this Agreement to consider and accept the terms of this Agreement (the “Consideration Period”); the Company has advised you to consult with an attorney before signing this Agreement and to the extent that you desired, you availed yourself of this right; your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

To accept this Agreement, you must return a signed, unmodified original, PDF, or DocuSigned copy of this Agreement, so it is received by Jasmin Tower by 5:00 PM ET by January 25,

2025. You and the Company agree any changes to this Agreement, whether material or immaterial, do not restart or otherwise affect the Consideration Period. Furthermore, you may revoke your assent to this Agreement if, within seven days after you sign this Agreement, you deliver a written notice of revocation to the Company. To be effective, such notice of revocation must be postmarked, and sent by certified mail, return receipt requested, delivered in-hand, or emailed within the seven-day period to Jasmin Tower. On the eighth day following your execution of this Agreement without your revocation, it will become final and binding on all parties.

If you agree with the terms of this Agreement, please return a signed copy to my attention no later than 5 PM on January 25, 2025.

Yours very truly,

By:_ :___/s/ Jasmin Tower_____________________

Jasmin Tower

Chief HR Officer

I have read, understand and agree to the terms and conditions set forth above. I agree that I have been afforded 21 days to understand the provisions and effects of this Agreement, that the Company has advised me to consult with an attorney before signing this Agreement and that, to the extent I desired, I availed myself of this right. I intend that this Agreement will become binding if I do not revoke my acceptance in seven (7) days:

_/s/ Matthew Norkunas___________________Dated: _ January 13, 2025
Matthew Norkunas